Exhibit 24
POWER OF ATTORNEY
     Each of the undersigned, a director or officer of Dana Holding Corporation, appoints each of James E. Sweetnam, James A. Yost, Marc S. Levin, Richard J. Dyer, Robert W. Spencer, Jr. and M. Jean Hardman, his true and lawful attorney-in-fact and agent with full power for and on their behalf to do any and all acts and things and execute any and all instruments which the attorney-in-fact and agent may deem necessary or advisable in order to enable Dana Holding Corporation to comply with the Securities Exchange Act of 1934, as amended, and any requirements of the Securities and Exchange Commission, in connection with the Annual Report of Dana Holding Corporation on Form 10-K for the year ended December 31, 2009 and any and all amendments thereto and to file the same with the Securities and Exchange Commission on behalf of Dana Holding Corporation under the Securities Exchange Act of 1934, as amended. Each of the undersigned ratifies and confirms all that any of the attorneys-in-fact and agents shall do or cause to be done by virtue hereof. Any one of the attorneys-in-fact and agents shall have, and may exercise, all the powers conferred by this instrument.
     This Power of Attorney shall be effective as of February 19, 2010, and shall end automatically as to each undersigned upon the termination of his service as a director and/or officer of Dana Holding Corporation.

/s/ John M. Devine John M. Devine	/s/ David P. Trucano David P. Trucano

/s/ Mark T. Gallogly	/s/ Keith E. Wandell

Mark T. Gallogly	Keith E. Wandell

/s/ Terrence J. Keating	/s/ Jerome B. York

Terrence J. Keating	Jerome B. York

/s/ Mark. A. Schulz	/s/ James A. Yost

Mark A. Schulz	James A. Yost

/s/ James E. Sweetnam	/s/ Richard J. Dyer

James E. Sweetnam	Richard J. Dyer